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--------------------------------------- ----------------------------------------
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--------------------------------------- ----------------------------------------

                                EXAR CORPORATION
                (Name of Registrant as Specified in its Charter)


                              GWA INVESTMENTS, LLC
                              GWA MASTER FUND, L.P.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

 [X] No fee required.

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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 [ ] Fee paid previously with preliminary materials.

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     (1)  Amount previously paid:
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

               PROXY SOLICITATION WITH RESPECT TO EXAR CORPORATION
                                       By
                              GWA Master Fund, L.P.
                                        &
                              GWA Investments, LLC

June 1, 2005

o Loss of Shareholders' Equity           o Stock Option "Repricing"
o Generous Use of Options                o Poor Operating Results
o Disregard for Shareholder Concerns     o Losses in Venture Investments of
o Little Stock Ownership by Board          $42 million
                                         o 4-Year Loss in Market Value of
                                           $912 million

Dear Fellow Shareholders,

My name is Guy Adams and I am the Investment Manager of GWA Investments, LLC and GWA Master Fund, L.P. We are the beneficial owners of 250,000 shares of Exar Corporation. WE CURRENTLY OWN MORE SHARES THAN ALL THE DIRECTORS OF EXAR COMBINED. We are running two candidates for election to the Exar Board: Guy W. Adams and Richard L. Leza.

Over the past four years, the Board, (led by Mr. Donald L. Ciffone, Jr. as Chairman or CEO), has presided over the loss of more than $31 million in adjusted shareholder equity and a LOSS in market value of $912 million. During this period, the Company experienced a 49% decline in sales and generated an operating income LOSS (excluding extraordinary items) of over $13.5 million. Nevertheless, the Board rewarded Chairman Ciffone and the next four most highly paid executives with compensation totaling over $15 million for this same period.

There seems to be a complete disconnect between the value lost for Shareholders and the compensation awarded to Management.

          Shareholders Always Get The Corporate Governance They Deserve

Exar shareholders deserve a Board that is responsive to shareholder concerns. Shareholders should not let the current Corporate Governance practices at Exar continue unchecked. We believe the Board has demonstrated a callous disregard for shareholder concerns by, among other things: approving an option plan despite a "NO" vote by a majority of shareholders, repricing options despite a stated commitment not to do so, extending the poison pill for an additional 10 years, granting options before major news announcements, and the excessive use of options. Overall, we believe the Board failed to meet the standards of Best Practices that we would expect from an independent Board.

Something needs to be done immediately to bring independent representation to the Board of Exar in order to INSTILL GREATER ACCOUNTABILITY IN MANAGEMENT AND CREATE VALUE FOR SHAREHOLDERS. We believe the election of new directors, with a significant equity stake in the Company, is particularly critical now so that we can work to ensure that the failed policies of the past are not perpetuated in future operations.

We are asking you to end the complacency at Exar and join with us in putting shareholders, with an actual stake in the business, on the Exar Board. As shareholders, you deserve to see your investment in Exar grow and your Company flourish. We have no confidence the existing Board will be able to achieve this goal without significant help and oversight, therefore we have nominated Guy W. Adams and Richard L. Leza to provide this leadership.


          PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING GOLD PROXY
                    CARD TO VOTE FOR MESSRS. ADAMS AND LEZA.

                              D.F. King & Co., Inc.
                                 48 Wall Street
                            New York, New York 10005
                         Call Toll Free: (800) 848-3416
                     All Others Call Collect: (212) 269-5550

             WE BELIEVE THE NEED FOR NEW SHAREHOLDER REPRESENTATION
            ON EXAR'S BOARD IS CLEARLY DEMONSTRATED BY THE FOLLOWING:


CHRONICALLY POOR OPERATING PERFORMANCE
--------------------------------------

Mr. Ronald Ciffone joined our Company as President and CEO in October 1996, becoming Chairman in April 2002. Dr. Roubik Gregorian joined our Company in March 1995 and was appointed Chief Technology Officer in June 1996. He was appointed to the additional post of Executive VP in 2002. In April 2003, he became COO until February 2005, when he was officially named CEO to succeed Mr. Ciffone. Over the past 9 years - which encompass their combined tenures with our Company, and particularly over the past 4 years, which not only encompasses Mr. Ciffone's most recent employment agreement, but also represents the years when these two men held such strategic positions as: Chairman, CEO, President, Executive Vice President, Chief Operating Officer, or Chief Technology Officer - shareholders have suffered through the following performance: (1)

o    Declining Sales....in spite of increasing investment in R&D:
     Sales: 9-yr = DOWN 54%; 4-yr = DOWN 49%
                   ----             ----

o    Significant R&D Expenditures.....with no meaningful impact on profitability:
     R&D: 9-yr = $174 million; 4-yr = $88 million

o    Return on Capital..... insufficient to cover Company's cost of capital:
     ROE: 9-yr avg: 1.0% per annum; 4-yr avg: NEGATIVE 0.9% per annum
                                              --------

o    Growth in Adjusted Shareholder Equity..... is pitiful:
     9-yr: NEGATIVE $0.7 million of loss to adjusted shareholders' equity
           --------
     4-yr: NEGATIVE $31 million of loss to adjusted shareholders' equity
           --------

o    Market Value of Company....enormous decline in value:
     Over last 4 years a DECLINE of $912 million in the market value
                         -------

o    Results from capital allocated to outside investments....terrible:
     Over last 4 years a LOSS of $42 million of shareholders' capital in venture
                         ----
     investments.


In our opinion, this is a completely unacceptable performance. Unfortunately, upon an even closer examination, the Company's operating performance, from our point of view, is even worse than that summarized above.

----------
(1) Since the Company has not filed its Form 10-K financials for the fiscal year ending March 31, 2005, we are using the Company's financials as released in their 8-K of April 28, 2005, or, in the case of Growth in Adjusted Shareholder Equity, our own estimates, where necessary, based upon public filings through May 25, 2005. When the actual 2005 10-K financials are publicly available, we intend to update any new data, accordingly.

1.  Poor Capital Allocation Decisions
-------------------------------------

According to the Company's 2004 Annual Report filed with the SEC on Form 10K on June 14, 2004, there were 267 full-time employees, of which 118 were in research and development (52 hold advance degrees). This represents 44% of the total Company employees. While we applaud such a fine assemblage of technological talent, we question the results (or lack thereof) from this allocation of capital. Is Management focusing our research dollars in the right areas? Are these areas capable of generating sufficient returns from these efforts?

It would seem that we are not. For example, using the recent stock price of $14.40 per share, the Company's (estimated) net enterprise value is as follows:

Equity   ($14.40 x 42.3M shares fully diluted)       =        $609.1 million
PLUS Total Debt Outstanding                          =        $  0.0
                                                              ------
     Total Enterprise Value of Business              =        $609.1 million
LESS Cash and Marketable Securities                  =        $446.3
                                                              ------
     Net Enterprise Value of Business                =        $162.8 million

Over the past 9 years, the Ciffone/Gregorian Management Team has spent $174 million on R&D. This means that after 9 years of R&D investments, the Ciffone/Gregorian Management Team has spent more on R&D than the entire ongoing business is valued today! We are concerned that the capital allocation process employed by the Ciffone/Gregorian Management Team may never earn a sufficient enough return to create meaningful value for the shareholders.


2.  Declining Sales - In Spite Of Significant Capital Allocated To R&D
----------------------------------------------------------------------

In the last 9 years, Management has spent over $174 million on R&D. Where is this money going? What return should shareholders expect to receive as a result of this expenditure? In the last 4 years alone, the Ciffone/Gregorian management team has spent $88 million in R&D. Unfortunately, we cannot point to any value having been created with respect to the operations of our Company's core business. Indeed, sales are DOWN 49% and the operating income (excluding extraordinary items) is a LOSS OF OVER $13 MILLION. In stark contrast, over that same four year period, the top 5 highest paid executives have cashed out over $15 million! (More on this topic later.)

Apparently unable to turn its own R&D into products and profits, the Board is now looking to acquire technology from others. With Dr. Gregorian as our new CEO, the Company announced in April 2005 that it had agreed, "to purchase a significant part of Infineon's Optical Networking (ON) Business Unit" for approximately $11 million in cash. The Company admitted the Infineon acquisition had only one customer and was expected to generate sales of only $1-2 million per quarter. As a shareholder, we have questions as to whether this acquisition is likely to bring any meaningful profits to the Company, or is this simply a speculative R&D gamble?

Again, we are concerned that the allocation process employed by the Ciffone/Gregorian Management Team - as overseen by the Board - has been unable to translate these huge R&D expenditures into projects that can create meaningful value for the shareholders.

3.  Loss of Shareholder Value
-----------------------------

The approval and oversight of the Capital Allocation Process is the responsibility of the Board of Directors. In the last 4 years, under Mr. Ciffone's leadership as Chairman /CEO, the Company's average Return on Equity and Return on Assets were NEGATIVE. Obviously, a company that does not earn its cost of capital is, by definition, losing shareholder value. For the last 9 years, the ROE for Exar has averaged 1.0% per year. In our opinion, this return is well below any acceptable cost of capital for a technology company. Without question, the NEGATIVE average return on equity over the last 4 years was a loss of shareholder value.

In our opinion, by any reasonable measure, this is a pitiful operating performance - particularly for a company with so much capital and technological talent.


4.  Losses In Venture Capital Investments
-----------------------------------------

After raising over $260 million in a follow-on stock offering in March 2000, we believe the Board and Mr. Ciffone made poor capital allocation decisions. Over a period of approximately 16 months following the offering, they approved and funded, as best we can tell, over $45 million - nearly 17% of the money raised in the offering - in various venture investments. Looking at the largest "investment":

Date         Name                         Investment          Outcome
-------------------------------------------------------------------------------
July 2001    Internet Machines Corp.      $40.3 million       LOST $40.3 million

              In roughly 26 months, the entire investment was lost, even with Mr. Ciffone serving as a Director of Internet Machines Corp.


In general, the Company's venture capital activities appear to have generated NO material return to the Company. In the space of approximately 3 years (May 2001 to March 2004), these failed investment speculations have resulted in write-offs of $42.5 million, representing over 90% of the capital invested in these ventures!


5.  Negative Value Created For Shareholders
-------------------------------------------

A measure of value creation for shareholders is the incremental building of cash from operations of the business each year, which is ultimately reflected in the Shareholders' Equity Account. Simply stated, as a business generates cash or builds assets, this is reflected over time as growing Shareholders' Equity, thus creating value for shareholders.

Unfortunately for Exar's shareholders, it appears the Company's operating business has historically generated little value in the form of Shareholders' Equity. INDEED, EXAR SEEMS TO GENERATE MOST OF ITS CASH FROM: 1) MANAGEMENT AND DIRECTORS EXERCISING THEIR STOCK OPTIONS AND 2) INTEREST EARNED ON IDLE CASH.

How much Shareholders' Equity has been created from Management's operation of the business? Starting with Shareholders' Equity and deducting cash proceeds from the 2000 offering, deducting cash inflows from the exercise of options, adding in stock repurchases and deducting the estimated after-tax interest payments, we have a change in Adjusted Shareholders' Equity of:

                                                           Cumulative For
($ in millions)                                        4-Yrs.            9-Yrs.
                                                       ------            ------

Change in Shareholders' Equity (as Reported)           $ 6.0             $372.2

ADJUSTED Shareholders' Equity:
Less: Proceeds from Follow-On Offering                ($   0)           ($260.8)
Less: Cumulative Funds from Exercise of Options       ($26.1)           ($ 98.9)
Plus: Cumulative Treasury Stock Purchases              $ 3.7             $ 18.8
                                                       ------            -------
                                                      ($16.4)            $ 31.3

Less: Estimated Cum'l After-Tax Interest Income       ($15.1)           ($ 32.0)
                                                       ------            -------

CHANGE IN ADJUSTED SHAREHOLDERS' EQUITY :
Adjusted for Cash from:  Offering + Options +
Stock Buybacks + After-Tax Interest Income            ($31.5)           ($  0.7)
                                                       ======            =======


            From the above, it appears that the Board and Management
               have created shareholder equity principally through
           selling stock to the public and exercising stock options!!!

We do not consider raising $260 million from investors at $40 per share as a true "value creation" process in a company's business plan. (It certainly was not for those shareholders buying stock at $40!) Nor do we consider cash inflows of $98 million from Directors and Employees exercising their stock options (selling stock in the market) as a value creation process for the Company. Furthermore, we believe it does not take a sophisticated Management and Board to earn $32 million in after-tax interest from idle cash sitting in a savings account. Thus, we believe the above figures correctly measure Management and the Board's performance in creating shareholder value from operating the Company's core business.

Upon making these estimated adjustments, we believe Management and the Board have produced the following Adjusted Shareholders' Equity results:

         ($ 0.7) million LOSS over the last 9 years
         ($31.5) million LOSS over the last 4 years

In order not to quibble about what is or is not included in measuring a management's effectiveness in creating value for Shareholders - let's consider the item "Retained Earnings." As shown in the Company's 10-K filings, (see Consolidated Statements of Stockholders' Equity and Comprehensive Income
(Loss)), Retained Earnings is purely the contribution from Net Income. Using this as a measure of management's ability to create value for its Shareholders, we have the following results:

                                                           Cumulative For
($ in millions)                                        4-Yrs.             9-Yrs.
                                                       ------             ------

Change in Retained Earnings (as Reported)             ($18.3)             $29.0
Less: Estimated After-Tax Interest Income (Net)       ($15.1)            ($32.0)
                                                       ======             ======
Retained Earning Less Estimated
         After-Tax Interest Income (Net)              ($33.4)            ($ 3.0)


In our view, one thing is clear from the above analysis - without Interest Income, Shareholders would have ZERO value appreciation from Management's operation of the business.

We believe that Management, under the Board of Directors' supervision, has failed in its efforts to "operate the business" in a manner that creates meaningful value for Exar's shareholders.

            And just when you thought it could not get any worse....

Putting aside Shareholders' Equity for a moment, what about using the stock market as a measurement of the Management and Board's ability to create value for the shareholders? Perhaps shareholders have at least made money through an increase in stock price and enterprise value over this period? WRONG!

           Change in Market Value Last 4 Yrs: NEGATIVE $912 million(2)
                                              --------


SO WHO IS MAKING MONEY AT EXAR?
-------------------------------

Clearly the existing shareholders of Exar who have bought into the Company over the past four years have earned little, at best. So just exactly who is making money at Exar? It appears MANAGEMENT AND THE BOARD OF DIRECTORS ARE DOING QUITE WELL FOR THEMSELVES.

----------
(2) Using a Weighted Average Stock Price For Each Fiscal Year.

Who did better, the 5 highest paid executives of Exar or the Shareholders? (3)
--------------------------------------------------------------------------

The dates below correlate with Mr. Ciffone's tenure as Chairman and CEO and Dr. Gregorian's tenure as Chief Technology Officer, then Chief Operating Officer, and finally as CEO.


                       5 Highest         Value Created For Shareholders :
                    Paid Executives         Change in Retained Earnings
                                       -----------------------------------
                        Cash +                            Less Interest      Change In
($ thousands)           Options          As Reported         Income *          Sales
                 --------------------- ----------------- ----------------- --------------

   2005 Est                    $2,183            $5,319            $1,986       ($9,827)
     2004                      $7,189            $4,636            $1,971           $188
     2003                      $4,849         ($32,300)         ($35,819)        $12,020
     2002                      $1,687            $4,028          ($1,601)      ($57,936)
     2001                     $29,459           $28,432           $18,173        $34,370
     2000                     $17,892           $15,115           $12,709         $6,686
     1999                      $1,595            $5,424            $3,586      ($30,147)
     1998                      $2,820            $7,518            $6,226         $9,672
     1997                      $1,978          ($9,197)         ($10,254)      ($33,423)
                 ===================== ================= ================= ==============
    Totals                    $69,651           $28,975          ($3,023)      ($68,397)

  Last 4 Yrs                  $15,907         ($18,317)         ($33,463)      ($55,555)

*  Retained earnings less estimated after-tax interest income
Note: 1997 was first year with both Ciffone and Gregorian in the compensation tables.


         We believe that, regardless of which of the above methodologies is used in calculating the value created for Shareholders, our 5 Highest Paid Executives have done better than Shareholders!
        -----------------------------------------------------------------

Below, we focus on the two key executives running our Company -- Mr. Ciffone and Dr. Gregorian. We have summarized below their cash compensation as reported in the Company's filings. (Compensation for 2005 is not currently available from the Company, and represents our own estimate.)


----------

(3) Since Exar has not yet released its compensation totals for 2005, we have simply taken 2004 total cash compensation and adjusted option income from available Form 4 filings. We intend to update these figures when the 2005 data are made available by the Company.

                                                                      Value Created For Shareholders :
                 --------------------------------------------
                 Compensation:  Ciffone & Gregorian                     Change in Retained Earnings
                                                                 ----------------------------------------
                        Cash + Option Proceeds                                          Less Interest      Change In
                 --------------------------------------------
  ($ in 000s)      Ciffone        Gregorian        Totals           As Reported           Income **          Sales
                 ------------- ---------------- -------------    ------------------- -------------------- -------------

   2005 Est.             $600             $400        $1,000                 $5,319               $1,986      ($9,827)
     2004              $2,575           $1,931        $4,507                 $4,636               $1,971          $188
     2003              $1,860           $2,039        $3,898              ($32,300)            ($35,819)       $12,020
     2002                $654             $298          $952                 $4,028             ($1,601)     ($57,936)
     2001              $8,298          $10,994       $19,292                $28,432              $18,173       $34,370
     2000              $9,928             $574       $10,503                $15,115              $12,709        $6,686
     1999                $631             $264          $895                 $5,424               $3,586     ($30,147)
     1998                $935             $807        $1,742                 $7,518               $6,226        $9,672
     1997                $387             $567          $954               ($9,197)            ($10,254)     ($33,423)
     ====             =======          =======       =======               ========            =========     =========
    Totals            $25,868          $17,874       $43,741                $28,975             ($3,023)     ($68,397)

  Last 4 Yrs           $5,689           $4,668       $10,357              ($18,317)            ($33,463)     ($55,555)

**  Retained earnings less estimated after-tax interest income


Under the leadership of these two executives, cumulatively 1997 - 2005:

         Salary and cash from options awarded to
                  Ciffone and Gregorian:                 $43.7  million
         Value Lost for Shareholders:
                  Adjusted Retained Earnings             ($ 3.0) million
                  Sales Decline                          ($68.3) million


         We believe the above clearly shows that, while Mr. Ciffone and
      Dr. Gregorian may not have done well operationally for shareholders, they have certainly fared extremely well for themselves.
            --------------------------------------------------------


Little Stock Ownership And Generous Use Of Option Grants
--------------------------------------------------------

Excluding stock owned by Dr. Gregorian of 185,401 shares (of which 111,354 shares were recently purchased by exercising stock options for $5.23 per share), the remaining Management team owns about 30,793 shares of stock, while the five independent directors collectively own only 6,400 shares. In essence, these five independent directors - who are supposed to represent shareholders - not only have little shared economic risk, but also have little capital invested in our Company's future.

The attitude of our officers and directors is perhaps best summed up by Mr. Ciffone, as noted by a reporter writing for CNN Money on November 6, 2001:

     "Further, CEO Donald Ciffone refuses to buy his own shares, noting that 'most people are reluctant to buy and hold stock.' Gee, that's comforting."


Option Compensation
-------------------

The table below sets forth the number of option shares Granted, Exercised, and Canceled each fiscal year by the Company from 1995 through 2004:

Options Outstanding March 31, 1995                    4,796,715

To March 31, 2004:
         Total Options Granted                       20,240,252
         Total Options Exercised                     (8,921,411)
         Total Options Canceled                      (7,436,767)
                                                     -----------
Total Options as of  March 31, 2004:                  8,678,790

Fully Diluted Shares Outstanding (12/31/04)          42,539,000

From the above it is clear, that over the last 9 years (2005 data is not available) Management and Directors have granted themselves over 12.8 million options (granted minus canceled), correlating to 30% OF THE CURRENT FULLY DILUTED SHARES. As the stock price falls, Shareholders suffer, but Management is rewarded with more options at a lower price. Thus, Management and the Board have a new (lower) base price from which to profit, whereas Shareholders do not.

In our opinion, the above clearly indicates a disconnect between the Company's operating performance and the excessive use of options - as approved by the Board. We believe this demonstrates a need for a change in the composition of our Board of Directors.


WHAT HAS THE BOARD DONE FOR YOU LATELY?
---------------------------------------

1) Contracted with Chairman Ciffone for the purpose of allowing his options to continue to vest

         Chairman Ciffone resigned as CEO on September 10, 2004. Pursuant to his amended "Executive Employment Agreement," the Board entered into a renewable one year, part-time contract, "for purposes of continued vesting and exercisability of any outstanding Company stock options or Company restricted stock held by Employee..." Chairman Ciffone is now only required to devote, "a maximum of four (4) hours per month to the Company..."

2) Contracted with Chairman Ciffone such that the Company has a potential financial penalty if he does not remain Chairman through 2007 annual meeting

         The Board entered into a "Second Part-Time Employment Agreement," in which Chairman Ciffone has the right to either remain a director, or resign and receive $10,000 per month until the Company's 2007 Annual Meeting, if he is replaced as Chairman.

3) On April 1, 2005, the Board granted Chairman Ciffone 54,000 options on a purely discretionary basis for reasons we do not understand.

         The Board granted Chairman Ciffone 54,000 options under the 1997 Equity Incentive Plan which DESPITE his "Part-Time Employment Agreement" that states, "Employee acknowledges that...employee WILL NOT RECEIVE from the Company any additional compensation...including, but not limited to, severance, stock, stock options and retirement benefits."

         Furthermore, on April 7, 2005 the Company announced entering into a definitive agreement to acquire a significant part of Infineon's Optical Networking Business. We presume that the transaction was known to the Board when it granted Mr. Ciffone the above options, and that the Board thought that the acquisition would be a positive development for the Company and that the benefits of this transaction would be a positive for the Company's stock price. As a result, we do not believe such timing of these stock grants to be a Best Practice for an independent Board of Directors.

4) On February 16, 2005, promoted Dr. Gregorian to CEO, in spite of the Company's poor operating performance over the last 9 years

         This is the same man who we presume has been instrumental in the development and implementation of the R&D program which cost $174 million over the past 9 years and generated a 54% DECREASE in sales over that same period. On March 24, 2005, the Board granted Dr. Gregorian a 23% pay increase and 30,000 shares of restricted stock (about $430,000 at today's stock price) plus 200,000 stock options, as well as a car allowance of $2,000 per month.

5)       On September 9, 2004, approved an entrenchment tool: "Poison Pill"

         The Board amended its "Poison Pill" for the third time, extending its date for an additional 10 years.

6)       On April 28, 2005, announced 2005 year end results, including:

         o    A drop in revenues of 14.5%, to $57.4 million
         o    A drop in operating income of 185%, to a NEGATIVE $2.3 million

POOR CORPORATE GOVERNANCE PRACTICES
-----------------------------------

In our view, the Ciffone/Gregorian Management Team and the Board of Directors(4) have failed to adhere to sound principles of good corporate governance as demonstrated below:


Example 1:  Incomplete Proxy Communication with Shareholders
------------------------------------------------------------

In order for shareholders to make informed decisions, they must have good information. In last year's proxy, the Board's proxy materials stated that our Company had only six directors, and identified Messrs. Conlisk and Previte as being the only two directors in the class of directors up for election at our upcoming Annual Meeting. In fact, the Company had seven directors at the time the proxy was filed. The Board's proxy materials last year failed to disclose the fact that Mr. Thomas Werner was already a director of our Company, failed to disclose his business history, and failed to disclose his term of service as a Director. WHETHER OR NOT THIS FAILURE TO DISCLOSURE IS A VIOLATION OF FEDERAL SECURITIES LAW, WE ARE CONCERNED THAT OMITTING SUCH A DISCLOSURE TO SHAREHOLDERS IN THE ANNUAL PROXY IS NOT IN KEEPING WITH BEST PRACTICES FOR A BOARD OF DIRECTORS.


Example 2:  Ignoring the Will of the Shareholders  --   the 2000 Equity
-----------------------------------------------------------------------
            Incentive Plan
            --------------

We believe that when the shareholders have spoken, their vote should control.

In April 2000, Mr. Ciffone was granted 600,000 options from the 1997 Equity Incentive Plan. Perhaps because grants of this magnitude adversely affect the number of available options remaining under that plan, in June 2000, the Board sought shareholder approval to amend the 1997 Plan by increasing the number of shares by an additional 800,000.

In September 2000, in an attempt to gather support for the Proposal, the Board wrote an open letter to shareholders citing investor concerns, "with respect to the repricing and option issuance pricing provisions included in the Plan," promising among other things:

          "In order to allay your repricing and option concerns, we further commit not to invoke the repricing provision, and will limit the number of shares that can be issued below fair market value..."

          "...and will formally seek to eliminate the repricing provision and limit the number of shares that can be issued below fair market value from the Plan at the September 2001 Annual Meeting of Stockholders."


----------
(4) Messrs Ciffone, Guire, Conlisk, Previte, Carrubba have been Directors since prior to 1999.

On September 7, 2000, at the Annual Shareholder Meeting, shareholders defeated
------------------------------------------------------------------------------
the Proposal with a majority vote of 54% cast against expanding the 1997 Plan.
------------------------------------------------------------------------------

o THAT SAME DAY, the Board - IN WHAT WE BELIEVE TO HAVE BEEN A COMPLETE AND UNACCEPTABLE DISREGARD FOR SHAREHOLDER DEMOCRACY - adopted the 2000 Equity Incentive Plan, authorizing 1,000,000 shares to be issued under the 2000 Plan!

o THAT SAME DAY, the Board GRANTED 494,000 OPTIONS from the Plan to the Top 5 Management Members, of which 150,000 OPTIONS WENT TO MR. CIFFONE.


As if this were not bad enough, the Board continued to amend and expand the 2000 Plan, which was NEVER APPROVED BY SHAREHOLDERS, while granting those same options, in our view, lavishly.

o        December 6, 2000 - a mere 3 months later - the Board approves Mr.
         Ciffone's employment contract committing to 600,000 MORE OPTIONS from the 2000 Plan.

o June 21, 2001 - a mere 6 months later - THE BOARD AMENDS THE 2000 PLAN AND INCREASES THE NUMBER OF SHARES SUBJECT TO THE PLAN TO 4,200,000!

o March 21, 2002 - only 9 months after that - THE BOARD AGAIN AMENDS THE 2000 PLAN AND INCREASES THE NUMBER OF SHARES SUBJECT TO THE PLAN TO 5,700,000!


      So over a period of about 18 months after the Exar shareholders said
        "NO" to an 800,000 share increase to the 1997 Plan ...the Board, WITHOUT SHAREHOLDER APPROVAL, created a new option Plan authorizing the issuance of up to 5,700,000 shares.

We view this as a disturbing disregard for the mandate expressed by shareholders and for the basic principle of shareholder democracy. How does a Board of Directors commit to grant Mr. Ciffone 1,350,000 options (3% of the outstanding shares of the company) over a period of only 8 months?


Example 3:  Repricing Options
-----------------------------

As noted above, in 2000, the Board of Directors stated to stockholders that they would not "invoke repricing provisions" and would "formally seek to eliminate the repricing provision..." While that commitment has never been formally retracted, in our view it was functionally negated when, in September 2003, the Board used an exchange offering mechanism to accomplish what was, in our view, substantially the same economic result as a "repricing." The net result (whatever the structure was or how the transaction may have been characterized) was to cancel a number of out-of-the-money options and re-issue over 544,000 options at a much lower strike price, without shareholder approval.

Example 4:  Extension of The Poison Pill
----------------------------------------

Except in extraordinary circumstances, we are opposed to so called "poison pill" preferred stocks, as we believe that they interfere with corporate democracy. Exar's Board of Directors on September 9, 2004 extended Exar's poison pill preferred stock, for another 10 year period.


Example 5:  Discouraging Shareholder Participation In The Nomination Process
----------------------------------------------------------------------------

Management's last proxy included the following statement:

          "The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from Stockholders holding no less than 5% of the outstanding shares of the Company's voting securities continuously for at least 12 months prior to the date of the submission of the recommendation for nomination."

In fact, we were unable to find any such limitation in the Charter of the Company's Nominating and Corporate Governance Committee, in the Company's Corporate Governance Guidelines, Articles or By-Laws. Indeed, we have found nothing to support this supposed 5% threshold.

We believe that the result of including a statement to this effect in the Company's proxy materials is to discourage stockholder involvement in the nomination process.


Example 6:  Appointment rather than Election of Directors
---------------------------------------------------------

In the last 18 months, the Board of Directors has appointed 3 new directors ("Board-Appointed Directors"). NONE of these individuals has yet been subject to election by the shareholders. As a result, three of the current eight directors have never stood before the shareholders for election.

Thus, 3 "Management Directors" and 3 "Board-Appointed Directors," leaves shareholders with only 2 "Shareholder-Elected Directors" which comprises the minority representation on the Board. Expressed another way, the management team of Ciffone, Gregorian and Guire can block any Board action by getting the support of only one of the Board-Appointed Directors. We believe that as a Best Practice of good corporate governance, directors should be voted upon by the shareholders at the first possible election.


Example 7:  Chilling Board Democracy
------------------------------------

We believe the Board should be free to choose who they believe is best suited to be Chairman. The current Board has put itself in a difficult situation, by contracting to pay Mr. Ciffone $10,000 per month in compensation if he is for any reason removed or not re-elected Chairman at any time prior to the 2007 Annual Meeting of Shareholders. It would appear that future Boards are now compelled to keep Mr. Ciffone as Chairman, through 2007 or pay a penalty. We believe such entrenchment practices are inappropriate.

Example 8:  Questionable Timing of Option Grants
------------------------------------------------

We question the Board of Directors granting and pricing of options just before major news disclosures. While it may be legal, this is hardly the Best Practices for a good Board of Directors. We question whether the timing of these stock option grants appropriately reflected full information:

o The Board granted 365,000 options ($27.15/share) on April 23, 2001 to Messrs. Gregorian (CTO), Guire (CFO), Melendrez (General Counsel), and Michael (VP Operations). TWO DAYS LATER, Exar reported positive Q4 and FY01 results ("Net Income...Up 40%...") before the market opened on April 25, 2001. The stock went up over 9% in those two days.

o        The Board granted 900,000 options to Messrs. Ciffone (CEO), Guire
         (CFO), Gregorian (CTO) on April 3, 2000; then 23 days later Exar announced Q4 results: "Gross Margins Reached Record Levels..."; "400% Increase In Pro Forma Net Income..." After this positive announcement, the stock closed at $35.56, for a 16% gain. Three days after the announcement, the stock went up another 16%, bringing the entire gain for 26 days to 35%.


Example 9:  Lack of Candor
--------------------------

Good Corporate Governance also calls for candor in making timely and complete disclosures to shareholders.

o        According to his report on Form 4 filed on February 15, 2005, Mr.
         Raimon L. Conlisk, the Chairman of Exar's Nominating and Corporate Governance Committee, sold an aggregate of 10,000 shares of stock on February 8th and 9th. The Company's Form 10Q was filed on February 9th. Between February 11th and February 15th, Mr. Conlisk sold an additional 12,500 share of Exar stock. Since Form 4's are, generally, required to be filed with the SEC within two business days of any such disposition, Mr. Conlisk's Form 4 filings with respect to his sales on February 8th and 9th appear not to have been made in a timely manner.

o Ronald Guire while working as the full time CFO of Exar, was also Chairman of Xetel Corporation, a publicly traded electronics manufacturer from April 1998 to May 2002. During his 4 year tenure as Chairman of Xetel, the stock price declined (as best we can tell) about 94%. He resigned as Chairman about 5 months before the company filed for bankruptcy in October 2002. In the following proxy filed July 24, 2003, Exar informed its shareholders that Mr. Guire had previously been the Chairman of Xetel. However, the proxy failed to mention Mr. Guire's former company had filed for bankruptcy. The following year in the 2004 Proxy, Exar dropped its disclosure about Mr. Guire's past association with Xetel, but INCLUDED Mr. Conlisk's past association with Xetel from 1998! Why did the Company make a selective omission about Mr. Guire's involvement in the failed company? While such disclosure may not be required legally, the omission of such key information is, in our opinion, a lack of candor in disclosing full information to Shareholders. Is it important to advise the Shareholders that the Company's CFO resigned his Chairmanship in another public company, 5 months before that company filed for bankruptcy?


WHO IS LOOKING OUT FOR THE SHAREHOLDERS?
----------------------------------------

The Board of Directors is charged with the duty and obligation to REPRESENT THE SHAREHOLDERS of the Company. We have 8 Directors of whom:

o FIVE directors have little or no skin in the game: 3 own ZERO shares (Messrs. Previte, Carrubba, and Werner); 2 others own a combined 6,400 shares (Vice Chairman Conlisk and Mr. McFarlane);

o TWO were Chairmen of companies that went bankrupt shortly after their departure (Messrs. Guire and McFarlane);

o ONE was a director of another public company whose re-election was opposed by dissident stockholders in a proxy fight (Mr. McFarlane);

o ONE was director of a public company that declined in value over 94% during the last four years (Mr. Werner);

o THREE were appointed over the past 18 months, and have never stood for election by shareholders (Messrs. Gregorian, McFarlane and Werner).

o THREE are currently employed by the Company (Messrs. Ciffone, Gregorian and Guire);

o ONE is not required to work more than 4 hours a month for the Company (Chairman Ciffone).

o ONE was a director of a company in which Exar lost its complete investment of $40 million in 26 months (Chairman Ciffone).


Does this Board REALLY have the ability to look out for shareholders?

Does the composition of this Board have anything to do with the $912 million decline in market value over the last 4 years?

We believe that six of the existing directors merit your special attention:


Donald Ciffone - Chairman of the Board  (age 49)   Shares of stock owned:  9,549
-----------------------------------------------                            -----

Mr. Donald Ciffone joined the Company as President and CEO in October 1996, becoming Chairman in April 2002. Although he was under an employment contract comprising the 4 fiscal years ending March 31, 2005, he retired as CEO in September 2004. His most recent Executive Employment Agreement, dated December 2000, indicates that he is currently employed under the "Part-Time Employment Agreement" with the Company through September 2005, in which he is only obligated to work a maximum of 4 hours per month.

Over the last 4 years, Mr. Ciffone has presided over the following performance(5):

R&D Expenditures                                                       $  88  million
Change in Sales --- $                                DECLINED          $  55  million
Change in Sales --- %                                DECLINED            49%
Return on Equity                                     NEGATIVE           0.9%  per annum
Return on Assets                                     NEGATIVE           0.9%  per annum
EBITDA / Total Assets                                ALMOST ZERO        0.2%  per annum
Change in ADJUSTED Shareholders' Equity
      Adjusted for Cash from:  Offering +
      Options + Stock Buybacks +
      After-Tax Interest Income                      NEGATIVE          $  31  million
Capital Loss In Venture Investments                  LOSS              $  42  million


       Despite this 4-year performance, the Board has rewarded Mr. Ciffone with over $5.5 million(6) in total compensation, plus a $3,000 /month car allowance.

Based upon the fact that in the last 4 years the change in Adjusted Shareholders' Equity was a negative $31 million while Mr. Ciffone has made $5.5 million, we believe there is a complete disconnect between Mr. Ciffone's compensation and the company's operating performance. We also cannot help but notice that MR. CIFFONE OWNS LESS THAN 10,000 SHARES OF STOCK.


                IS THIS THE BEST LEADERSHIP OUR COMPANY CAN FIND?
                -------------------------------------------------


Dr. Roubik Gregorian - CEO; Past CTO  (age 54)   Shares of stock owned:  185,401
                       and COO                                           -------
----------------------------------------------



----------
(5) Since the Company has not filed its Form 10-K financials for the fiscal year ending March 31, 2005, we are using the Company's financials as released in their 8-K of April 28, 2005 or our own estimates where necessary based upon public filings through May 25, 2005. When the actual 2005 10-K financials are publicly available, we intend to update any new data, accordingly.
(6) Since Exar has not yet released its compensation totals for 2005, we have estimated 2005 total cash compensation and adjusted option income from available Form 4 filings. We intend to update these figures when the 2005 data are made available by the Company.

Dr. Roubik Gregorian joined the Company in March 1995 and was appointed Chief Technology Officer in June 1996. In April 2003, he became COO. In September 2004, he became acting CEO, and in February 2005, he was officially named CEO. In our view, Dr. Gregorian shares responsibility with Mr. Ciffone for the Company's dismal performance and is not beyond criticism.

     Despite this 4-year performance as noted above, the Board has rewarded
          Dr. Gregorian with over $4.6 million(7) in total compensation.

On March 24, 2005, the Board approved a compensation package for Dr. Gregorian, as CEO, which included a 23% pay increase, PLUS 200,000 options, PLUS a grant of 30,000 shares of stock (about $430,000 at today's stock price), and a car allowance of $2,000 per month.

              IS THIS THE RIGHT PERSON TO TURN THIS COMPANY AROUND?
              -----------------------------------------------------


Ronald Guire - Chief Financial   (age 55)         Shares of stock owned:  23,717
               Officer                                                    ------
-----------------------------------------

Mr. Ronald Guire joined Exar in July 1984 as Treasurer and was named CFO in May 1985. He was made a Director in June 1985.

While serving as CFO of Exar, Mr. Guire was concurrently Secretary of another publicly traded company, Xetel Corporation, from 1991 to September 1996. From 1996 to May 25, 2002, he was a Director of Xetel, serving as Chairman from April 1998 to May 25 2002. During his 4-year tenure as Chairman of Xetel, the stock price declined about 90%. XETEL FILED CHAPTER 11 BANKRUPTCY ONLY 5 MONTHS AFTER MR. GUIRE RESIGNED.

     DO YOU WANT A CFO THAT PRESIDED AS CHAIRMAN DURING THE FINANCIAL DEMISE
     -----------------------------------------------------------------------
                       OF ANOTHER PUBLICLY TRADED COMPANY?
                       -----------------------------------


Raimon Conlisk - Vice Chairman      (age 82)       Shares of stock owned:  3,400
-------------------------------------------                                -----

Mr. Raimon Conlisk joined the Company as a Director in August 1985, was appointed Vice Chairman in August 1990, served as Chairman from August 1994 to April 2002, and is currently back to serving as Vice Chairman.

In 1991, Mr. Conlisk became a Director of SBE, Inc. and became its Chairman in December 1997. We note that the weighted average price of SBEI in December 1997 was $11.28 per share. By the time Mr. Conlisk's term as Chairman expired on March 16, 2004, SBEI stock was at $5.52 per share, A 51% DECLINE DURING THE SIX YEARS MR. CONLISK WAS CHAIRMAN OF SBE.



----------
(7)  Since  Exar  has  not  yet   released  its compensation totals for 2005, we
have estimated 2005 total cash compensation and adjusted option income from available Form 4 filings. We intend to update these figures when the 2005 data are made available by the Company.

Given his past association with the Company as Chairman and Vice Chairman for the last 14 years, we see that for the last 5 years he has owned only 3,400 shares. It is telling to note that Mr. Conlisk receives 22,500 options each year as a Director and CASHES OUT ALL 22,500 OPTIONS EACH YEAR. In fact, over the past 5 years alone, he HAS MADE OVER $1.5 MILLION!

                                       100% Cash Out Of
                                        22,500 Options
                                         Each Year *
                                         -----------
         February 8-15, 2005:           $   145,180
         February 12, 2004:             $   309,197
         February 13-24, 2003:          $   151,833
         February 25, 2002:             $   234,550
         January 31, 2001:              $   676,125
                                        -----------
         Total Option Cashed Out        $1,516,885

* On February 24, 2005, Mr. Conlisk cashed out of another 7,500 options for a gain of $64,979.

Given Mr. Conlisk's paltry stock ownership, he appears to have little confidence in the Company holding very little actual stock, preferring instead to cash out his options each year.

   SHOULDN'T A VICE CHAIRMAN AND "LEAD" DIRECTOR WITH OVER 18 YEARS OF SERVICE
   ---------------------------------------------------------------------------
              DEMONSTRATE MORE CONFIDENCE IN THE COMPANY'S FUTURE?
              ----------------------------------------------------


John McFarlane - Director   (age 55)               Shares of stock owned:  3,000
------------------------------------                                       -----

In January 2004, the Company expanded the Board by appointing Mr. John McFarlane FOR A TERM THAT WOULD NOT SUBJECT HIM TO A VOTE BY SHAREHOLDERS UNTIL SEPTEMBER 2006. Mr. McFarlane also sits on the Board of Directors of Pitney Bowes, where he is one of twelve directors and serves on their Governance Committee.

Looking closer into Mr. McFarlane's background, we note that:

o From March 2001 to April 2002, Mr. McFarlane was President and CEO of Nexsi Systems, a private corporation. Mr. McFarlane was only at Nexsi FOR A LITTLE OVER ONE YEAR BEFORE LEAVING, AND WITHIN ONE MONTH OF HIS DEPARTURE, ON MAY 17, 2002, NEXSI FILED FOR CHAPTER 7 BANKRUPTCY.

o Mr. McFarlane became Chairman and CEO of Ascendent Telecommunication, Inc. in March 2004. However, HE APPEARS TO HAVE HELD THAT JOB FOR LESS THAN A YEAR, as Ascendent announced the appointment of a new CEO in mid-February 2005.

o Mr. McFarlane became a Director of Creo, Inc., a publicly-traded company, in 2003. Two years later, the re-election of MR. MCFARLANE AND THE OTHER DIRECTORS OF THAT COMPANY WERE OPPOSED BY A STOCKHOLDER PROXY SOLICITATION in January 2005.

o    The concerns expressed by the Creo stockholders included the following:

     o "the current Board of Directors of Creo (the "Creo Board") and current Creo management have made decisions that have resulted in sub-par operating performance, missed targets and poor capital allocation, all of which have destroyed shareholder value."

     o "Over the approximate five year period from the date of the IPO to October 8, 2004, Creo shareholders have lost about 53% of their investment." (We recommend that you carefully review the proxy material filed by the dissident shareholders of Creo in that election contest.)


 ARE THESE THE QUALIFICATIONS OF A SUCCESSFUL DIRECTOR THAT CAN HELP LEAD EXAR?
 ------------------------------------------------------------------------------


Thomas Werner - Director    (Age 43)                Shares of stock owned:  ZERO
------------------------------------                                        ----

On July 15, 2004, a Company press release announced the appointment of Mr. Thomas Werner to the Board. However, in the proxy materials filed with the SEC just two weeks later, no mention of Mr. Werner was made. Why was his directorship not included in the Company's proxy and why were the shareholders not allowed to vote on his nomination?

Mr. Werner has been CEO of SunPower Corporation (subsidiary of Cypress Semiconductor) since 2003. He has also been a Director of Three Five Systems
(TFS), whose stock is publicly traded on the New York Stock Exchange, since 1999. During Mr. Werner's tenure on the Board of TFS, it appears that:

o From its peak in June 2000, to his appointment to our Board on July 15, 2004, TFS' stock price has fallen over $57 per share, for a STAGGERING LOSS OF 93% IN JUST OVER 4 YEARS.

o Since Mr. Werner joined our Board on July 15, 2004, Three-Five stock has DROPPED AN ADDITIONAL 84% to $0.67 per share in the last 11 months alone.

  IS THIS THE RIGHT EXPERIENCE FOR A DIRECTOR TO HELP TURN AROUND OUR COMPANY?
  ----------------------------------------------------------------------------

       Is this the best Board representation we can find for this Company?

           Are you satisfied this Board represents your best interest?


WHY DO THE SHAREHOLDERS TOLERATE THIS BEHAVIOR?
-----------------------------------------------

This behavior - by a Company's Management and Board of Directors - only exists because Shareholders are willing to tolerate it or because Shareholders never had a choice. Now they do.

We own 250,000 shares of this company, which is more stock ownership than the entire Board of Exar... ADDED TOGETHER.

The choice is clear: more of the same or independent oversight by two experienced businessmen, elected to enhance shareholder value rather than to collect directors fees and to cash in stock options.


                      SHAREHOLDERS ALWAYS GET THE CORPORATE
                             GOVERNANCE THEY DESERVE

As a Shareholder of Exar, you do not deserve this type of leadership from a Board, nor should you tolerate such poor operating results. You deserve better leadership from Exar's Board. Please vote for us and help us...to help you, all the shareholders of Exar.


WHY VOTE FOR US?
----------------

Our candidates have successful business backgrounds and can represent the shareholders of Exar as independent directors. Our candidates will work to instill greater accountability in Management and create value of shareholders. From the date we filed our preliminary proxy on April 13, 2005 through May 31, 2005, Exar's stock price has appreciated by 16.8% since our involvement became public. Interestingly, during this same time period, MANAGEMENT AND DIRECTORS HAVE CASHED OUT OVER $1.9 MILLION IN STOCK OPTIONS. Who do you think is more closely aligned to your interests?

                                  Guy W. Adams
                                  ------------

         Mr. Adams is the Managing Director of GWA Capital Partners, LLC. He has a Bachelor of Science Degree in Petroleum Engineering from Louisiana State University, and a Masters Degree in Business Administration from Harvard Business School. Mr. Adams has been advising high net worth clients in financial and investment matters for more than 20 years.

         Mr. Adams has in recent years served, over the opposition of incumbent management, as a stockholder nominee on two public companies: Mercer International (MERCS) and Lone Star Steakhouse & Saloon, Inc. (STAR). While the reasons for an increase in shareholder value may vary from company to company, during Mr. Adams' tenure at Mercer and Lone Star the following actions were taken: modification or elimination of the poison pill (Mercer and Lone Star), engagement of investment bankers to explore strategic alternatives for maximizing shareholder value (Lone Star), increase in independent board representation (Mercer and Lone Star) and capital refinancing or repurchases of capital stock (Mercer and Lone Star). From the date he announced his candidacy for the board of Lone Star on February 23, 2001 through the date of his resignation on May 29, 2002, Lone Star stock increased in market value by 138%. From the date he announced his candidacy for the board of Mercer on June 20, 2003, through May 31, 2005, Mercer stock has increased in value by approximately 46%.

         In the Lone Star proxy contest, Mr. Adams was endorsed by the California Public Employees Retirement System (CalPERS) and Institutional Investor Services (ISS). In the case of Mercer, the matter did not go to a vote of the stockholders, as he was ultimately put on the Board as a part of a compromise with incumbent management.


                                Richard L. Leza
                                ---------------

         Mr. Leza is the Founder, Chairman and CEO of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. He also serves on the Advisory Board of GWA Capital Partners, LLC. For over fifteen years, Mr. Leza has been actively involved as a VENTURE CAPITALIST, SPECIALIZING IN HIGH TECHNOLOGY BUSINESSES.

         Mr. Leza has a Bachelor of Science Degree in Civil Engineering from New Mexico State University and, in 1990, was awarded the New Mexico State University Distinguished Engineering Alumni Award. Mr. Leza also has a Masters Degree in Business Administration from Stanford University and, in 1999, received the JERRY PORRAS AWARD FOR OUTSTANDING ACHIEVEMENT from the Stanford University Graduate School of Business. He currently serves as a member of the STANFORD BUSINESS SCHOOL ADVISORY BOARD.

         Mr. Leza is an active member of the Hispanic community and, in 2001, co-founded Hispanic-Net, a non-profit organization dedicated to creating a network of successful Hispanics to improve and enhance Hispanic business and investment opportunities in technology. In 1996, he was named one of the "100 MOST POWERFUL LATINO BUSINESS PROFESSIONALS" by the book Latino Success. He has been named three times as one of the "TOP 100 INFLUENTIAL HISPANICS IN THE UNITED STATES" by Hispanic Business magazine, in 1994, 1996 and 2003. In 2003, he also received the RAINBOW/PUSH COALITION TRAILBLAZER AWARD.


             WE CANNOT DO THIS WITHOUT YOUR SUPPORT - AND YOUR VOTE.
             -------------------------------------------------------

Richard Leza and Guy Adams are willing to stand for election to serve the interest of the Shareholders of Exar. We cannot do so without your support and your VOTE.


We will not determine the outcome of this election... you will.

Respectfully,

GWA Investments, LLC
GWA Master Fund, LP